Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-170906, 333-168599, 333-161163, 333-152576, 333-127354, 333-107988, 333-101828, 333-74610, 333-52598, 333-49350, 333-59843, 333-37111, and 333-20225 on Form S-8 of our report dated March 4, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of new accounting guidance issued by the Financial Accounting Standards Board related to business combinations), relating to the consolidated financial statements of Zoran Corporation and its subsidiaries (collectively the “Company”) as of and for the years ended December 31, 2010 and 2009, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, appearing in this Annual Report on Form 10-K of Zoran Corporation for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 4, 2011